             Moneyline                                                                                                               Vineyard Bank

Contact:	Contact:
Evan Gentry	Rick Hagan
President and CEO	Executive Vice President and CCO
MoneyLine Lending Services	Vineyard Bank
800-837-8570	909-364-1561
evangentry@mlls.com	rhagan@vineyardbank.com

Vineyard Bank Launches New Residential Mortgage Program, Partnering with MoneyLine Lending Services

▪	Vineyard Bank reintroduces residential mortgage services with Vineyard MortgageLine
▪	MoneyLine’s private-label, outsourced services eliminate the risks of in-house mortgage lending and enable an efficient, full-service mortgage program

IRVINE, CA. — May 9, 2005 —Vineyard Bank (the "Bank"), a $1.4 billion asset bank based in Rancho Cucamonga, California, and MoneyLine Lending Services, provider of private-label, outsourced origination and fulfillment services, are pleased to announce that Vineyard Bank has launched a new residential mortgage lending program for its customers utilizing the private-label, outsourced mortgage services of MoneyLine Lending Services.

With the new mortgage program, Vineyard MortgageLine, customers can access competitive rates and customized loan programs. Customers can now submit loan applications and track real-time loan status at any of Vineyard Bank’s branch locations, via phone or online. Online at www.vineyardbank.com customers can access customized rate quotes, submit applications, track the progress of their loans, and access other helpful mortgage resources. Throughout the loan process, Vineyard Bank’s frontline branch personnel and customers will be assisted by MoneyLine’s mortgage professionals who will provide real-time loan tracking information and status updates.

Vineyard Bank is reestablishing its residential mortgage program with the launch of Vineyard MortgageLine. Previously, Vineyard Bank has operated an internal mortgage department as well as utilized the services of another outsourced provider. By partnering with MoneyLine, Vineyard Bank will streamline the mortgage loan process even more effectively to exceed the expectation of its clients. Additionally, through MoneyLine’s services, Vineyard Bank’s customers will enjoy the high service levels they have come to expect from the Bank.

Vineyard Bank selected MoneyLine because of its proven track record of assisting community banks in meeting the mortgage needs of customers. Additionally, MoneyLine’s services enable the Bank to accommodate market shifts and maintain a profitable mortgage program while providing customers with convenient service offerings through the branch, via phone or online.

“Vineyard Bank is pleased to announce a new, full-service residential mortgage loan program,” said Rick Hagen, Executive Vice President and Chief Credit Officer. “We are confident that Vineyard MortgageLine will enable us to provide exceptional customer service by giving customers convenient options to access information, competitive rates and quick turnaround.”

“MoneyLine is pleased to partner with Vineyard Bank, one of the fastest growing community banks in California. MoneyLine’s services help community banks like Vineyard Bank offer the highest customer service while eliminating the risks associated with in-house mortgage lending,” said Evan Gentry, president and CEO of MoneyLine Lending Services. “We are pleased to provide a reliable, full-service mortgage program for Vineyard Bank and its customers.”

About MoneyLine Lending Services
MoneyLine Lending Services specializes in providing financial institutions with private-label, outsourced mortgage origination and fulfillment services. MoneyLine's mission is to improve the relationships between financial institutions and their customers by providing exceptional service, personalized interaction, increased convenience, and competitive loan programs. For more information on MoneyLine's outsourced mortgage solutions, visit www.moneylinelending.com or call 800-837-8570.